Exhibit 99.1

    Midas Reports First Quarter Loss of $0.43 Per Share after Special Charge

    ITASCA, Ill.--(BUSINESS WIRE)--April 30, 2003--Midas, Inc., (NYSE:
MDS) reported a loss of $6.4 million--or $0.43 per diluted share--for its first quarter ended March 29, 2003. The company recorded a pre-tax charge of $5.1 million--or $0.20 per diluted share--during the quarter for ongoing restructuring actions.
    Midas reported net income of $1.7 million--or $0.12 per share--in the first quarter of 2002.
    "The first quarter results were anticipated and, in a large part, are the reason for the restructuring actions we announced previously," said Alan D. Feldman, Midas' president and chief executive officer. "We are rapidly exiting the wholesale distribution business and parts of our company shop operations so that we can position Midas to grow our profitable franchising and real estate businesses."
    Midas announced in early April that it is exiting its wholesale distribution business and that it is entering into supply agreements with AutoZone in the United States and Uni-Select in Canada to distribute parts to 1,900 Midas shops throughout North America for both weekly replenishment and just-in-time parts deliveries.
    Midas will exit the parts distribution business by the end of 2003. The company will close all but one of its 12 regional distribution centers in North America and will sell or close all of its remaining Parts Warehouse, Inc. (PWI) quick-delivery sites. One distribution center will remain open to support Midas' exhaust manufacturing plant in Hartford, Wisc. The Midas distribution center in Atlanta will be the first to close during June, followed by others at three-to-four week intervals through December.
    Midas also announced in January that it would close or sell its network of 77 PWI locations and that it would reduce the number of company-operated shops from 111 to a core group of shops in several key markets.
    "We are making excellent progress in the steps to position the company for profitability. So far in 2003, Midas has closed or sold 45 PWI sites and closed or re-franchised 21 company-operated shops," Feldman said.
    "We are working diligently to move the responsibility for parts distribution to AutoZone and Uni-Select," he said. "Committees made up of Midas dealers, and representatives from Midas, AutoZone and Uni-Select are working through the many details of systems, logistics, product availability, warranties and communications to ensure a smooth transition."

    2003 First Quarter Results

    Sales and revenues for the first quarter 2003 were $74.5 million, compared to $81.4 million last year. The decline is primarily the result of the reduced number of PWI units in operation during the quarter, comparable store sales declines at PWI and company-operated shops, as well as lower exhaust sales through the company's IPC channel.
    Royalties and license fees were $13.6 million in 2003, down from $14.4 million in the first quarter last year. Real estate revenue was $9.0 million this quarter, down from $9.4 million in 2002. The declines are the result of fewer operating Midas shops and a system-wide comparable store sales decline of 2.0 percent in the first quarter, which affects both royalties and rental income.
    Wholesale parts sales were $39.6 million for the first quarter of 2003, down from $43.4 million last year. Retail sales at company-operated shops were $11.7 million for the first quarter of this year, compared to $13.8 million in 2002.
    Selling, general and distribution (SG & D) expenses for the quarter were $37.3 million, compared to $35.1 million last year. The prior year amount benefited from an advertising credit of $3.0 million carried over from previous years. The company reported an operating loss of $6.6 million for the quarter, after the special charge of $5.1 million for separation expenses for field and headquarters employees, as well as fees and expenses related to the refinancing of the company's debt.
    In late March, Midas completed a comprehensive restructuring of its debt with the company's existing lenders, which provided a total of $172.5 million in a revolving line of credit and term loans.
    "The year 2003 will be one of transition for Midas, as we continue efforts to exit the wholesale business and to focus on enhancing our retail presence in the marketplace," Feldman said.
    "Results from a recently completed comprehensive consumer research project are the foundation we are using to shape the company's retail strategy of excellence in exhaust, brakes and maintenance services," Feldman said.
    Feldman said that Midas expects to see positive results from its strategy to focus on the franchising and real estate businesses in 2004. There will be continuing special charges throughout 2003 for ongoing restructuring activities. This includes a substantial charge that will be taken during the second quarter related to exiting the wholesale business and the resulting establishment of an accrual to cover outstanding warranties on Midas lifetime-warranted products, the closing of distribution centers, the closing and re-franchising of company-operated shops and resulting employment reductions in the field and at company headquarters.

    Midas is one of the world's largest providers of automotive service, offering exhaust, brake, steering and suspension services, as well as batteries, climate control and maintenance services at 2,700 franchised, licensed and company-owned Midas shops in 19 countries, including 1,900 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2002 annual report on Form 10-K.

                              MIDAS, INC.
                  CONDENSED STATEMENTS OF OPERATIONS
      (In millions, except for earnings and dividends per share)
                              (Unaudited)

                                                       For the quarter
                                                        ended fiscal
                                                            March

                                                          2003   2002
                                                       ---------------
                                                           (13    (13
                                                         Weeks) Weeks)

Sales and revenues                                       $74.5  $81.4
Cost of sales and revenues                                38.7   40.9
                                                       ---------------
     Gross profit                                         35.8   40.5
Selling, general, and distribution expenses               37.3   35.1
Business transformation charges                            5.1    0.0
                                                       ---------------

     Operating income (loss)                             ( 6.6)   5.4

Interest expense                                         ( 4.3) ( 2.6)

Other income, net                                          0.4    0.0
                                                       ---------------

      Income (loss) before income taxes                 ( 10.5)   2.8
Income taxes (benefit)                                   ( 4.1)   1.1
                                                       ---------------

Net income (loss)                                       $( 6.4)  $1.7
                                                       ===============

Earnings (loss) per share:
  Basic                                                $( 0.43) $0.12
                                                       ===============
  Diluted                                              $( 0.43) $0.12
                                                       ===============

Average number of shares
  Common shares outstanding                               15.0   15.0
  Equivalent shares on outstanding stock options           0.1    0.0
                                                       ---------------
  Shares applicable to diluted earnings                   15.1   15.0
                                                       ===============

EBITDA
     Operating income (loss) excluding  business
          transformation charges                         ( 1.5)   5.4
     Other income, net                                     0.4    0.0
     Depreciation and amortization                         4.7    4.2
                                                       ---------------
                                                          $3.6   $9.6
                                                       ===============

Capital expenditures and cash paid for acquired
 businesses                                               $1.4   $4.8
                                                       ===============


                              MIDAS, INC.
                         RESULTS OF OPERATIONS

          First Quarter 2003 Compared with First Quarter 2002
                              (Unaudited)

    The following is a summary of the Company's sales and revenues for the first quarter of fiscal 2003 and 2002, respectively: ($ Millions)

                                                  Percent      Percent
                                                    to           to
                                            2003   Total  2002  Total
                                            --------------------------
Replacement parts sales                    $39.6   53.2% $43.4   53.3%
Company-operated shop retail sales          11.7   15.7   13.8   16.9
Royalties and license fees                  13.6   18.2   14.4   17.7
Real estate rental revenues                  9.0   12.1    9.4   11.6
Other                                        0.6    0.8    0.4    0.5
                                            --------------------------
Sales and revenues                         $74.5  100.0% $81.4  100.0%
                                            ==========================

    CONTACT: Midas, Inc.
             Bob Troyer, 630/438-3016